EXHIBIT 99.2

To Form 8-K dated July 29, 2013

Seacoast Banking Corporation of Florida

Second Quarter 2013 Earnings Conference Call

July 29, 2013

10:00 AM Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

William R. Hahl, Executive Vice President and Chief Financial Officer, Seacoast Banking Corporation of Florida

Other Participants:

Michael Rose, Senior Vice President & Equity Research Analyst, Raymond James & Associates, Inc.

Marc S. Heilweil, Founder, President & Chief Investment Officer, Spectrum Advisory Services, Inc.

Management Discussion:

Operator: Welcome to the Seacoast Second Quarter 2013 Earnings Conference Call. My name is Vanessa, and I will be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

And I will now turn the call over to Dennis Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson, III: Thank you very much, and welcome to our Second Quarter 2013 Conference Call. As always, before we begin, we direct your attention to our statement contained at the end of our press release regarding forward statements. During the call, we’ll be discussing a number of issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered within the meaning of Section 27A of the Act.

With me today is Bill Hahl, our Chief Financial Officer; David Houdeshell, our Chief Credit Officer; and Rick Perez, our Retail Banking Executive.

Our progress continued this quarter. Earnings were up 50 percent from the first quarter and totaled $2.9 million. We are on target with the expense reductions announced last year, and we are very pleased with the success of our revenue initiatives this quarter. We also continue to see further improvements in credit quality. When you take it together, these improvements in the first half of the year suggest we are well on our way to achieving our targeted results for 2013 and further substantial improvements in earnings as we move into 2014.

Loan growth and loan production were much improved for the quarter. Our overall loan production for the quarter totaled $183 million in new credits, which was a sequential increase of 53 percent over the prior quarter. This included much stronger commercial customer growth and another great quarter of very strong consumer loan production, which came primarily from a very strong home purchase market here in South Florida. Our loan production this quarter was the best that we produced since the downturn and it reflects well, I think, on the investments that we have been making to deepen our exposure, particularly in the Orlando and South Florida market, as well as much better activity in some of our other markets.

We also have a number of tactics underway to achieve even better revenue growth as we build and serve our growing customer base. This quarter, as you saw, we produced a 21 percent increase in noninterest revenues, which came from just about every component of this important revenue item. We also improved our revenue mix with over 28 percent of revenues now coming from fees and other noninterest sources.

The expense savings we announced last year continue to be implemented and are on schedule. Total expenses for the quarter were down 8.1 percent compared with the prior year as reductions were implemented and credit costs continue to decline. This decline came in spite of rather significant increased spending for people and facilities added that are related to our growth initiatives.

We also hit another milestone this quarter as nonperforming assets fell to less than 2 percent of assets for the first time since the start of the Great Recession. Classified assets at the bank level also fell below 25 percent of Tier 1 capital and the allowance for loan losses for the first time in the cycle, which is at a level most regulatory bodies consider to be quite acceptable. Our restructured loans this quarter were reduced by 28 percent during the quarter. We now enjoy asset quality measures that are better than we experienced prior to the start of the Great Recession.

So in summary, I would say we’re very pleased with our progress this quarter. We’re on track, and we expect continued progress in the next quarter.

I’m going to turn the call over to Bill, who will provide a little more detail on the quarter, and then we’ll open things up for a few questions. Bill.

William R. Hahl: Thanks, Denny; and good morning, everyone. We posted a slide deck that provides highlights on our website that we’ll be commenting on this morning before we take questions. I’m going to start on slide three with a few comments on the highlights for the quarter and the first six months.

As Denny mentioned, it was a good start of the year with accelerating loan production, continued household growth and, importantly, no significant or unusual items. Net interest income for the first six months was $5 million, up $6.4 million from last year’s net loss of $1.4 million. Net income available to common shareholders year-to-date was $3.1 million, or $0.03 per diluted common share, compared to a net loss of $0.03 last year.

For five quarters now, our tactics designed to build noninterest income have been contributing to the build of our revenues in this tough rate environment. Over the last 12 months, noninterest income, excluding security gains, grew 21.4 percent, reflecting strong mortgage banking fees, wealth management fees, increased fees related to our deposit franchise growth, and from deposit product restructuring late in the first quarter which had a positive impact of increasing checking balances as well as service charges and interchange revenues.

Linked-quarter unannualized, mortgage banking, service charges, and interchange fees were up 12.8 percent, 5.8 percent, and 9.8 percent, respectively. For the first six months, noninterest income is up 20.8 percent compared to 2012. The strong fee-based revenue growth and a stable net interest margin for the quarter pushed total revenues to $22.4 million, which was an increase of $1.2 million from a year ago. On a linked-quarter basis, revenues increased for the fourth consecutive quarter. Total revenues year-to-date are up $1.6 million and totaled $44.4 million.

Total assets increased year-over-year by $76 million, funded with core customer funds, with solid growth in noninterest bearing transaction accounts, which are up 19 percent year-over-year and now comprise 27 percent of total deposits. Savings deposits, excluding time deposits, are up 5.5 percent year-over-year.

Now I’ll turn to slide four and a few comments about cost reductions and noninterest expenses compared to a year ago. Over the last year, quarterly expenses have been managed lower as a result of cyclical credit costs declining and our branch consolidations and other cost cutting projects. As part of our commercial and business banking growth plan, we have invested a significant portion of the reduction in operating expenses in customer acquisition capacity and additional business bankers and credit support personnel as revenue growth needs to continue, and at a faster pace.

This quarter expenses are lower by $1.7 million compared to a year ago and are down $4.4 million year-to-date, decreasing the efficiency ratio and indicating a better operating leverage ratio – or leverage is improving.

Turning to slide five, our expense in our expanded lending platform and commercial relationship teams is paying off as sequential loan growth increased 3.5 percent and average loans are up $22 million, or 7.2 percent, annualized link-quarter. This is the highest growth we have experienced since the start of the recession. Our expanded teams are steadily improving growth in commercial loan balances with total loan production of $183 million for the quarter compared to $119 million last quarter and $110 million a year ago. Top line loan growth was impacted linked-quarter and year-over-year by a decline in nonaccrual loans of $2 million from last quarter and a decline in nonaccrual loans of $15 million compared to a year ago. On a year-to-date basis, loan production totaled $306 million, up from $210 million in 2012.

Now some color on the net interest margin. After declining 7 basis points in the first quarter, the margin declined only 3 basis points in the second quarter. With low add-on rates for investments and higher prepayments impacting the investment portfolio, yields declined 9 basis points. The loan portfolio was positively impacted by lower nonaccruals, but lower add-on rates offset, and the yield declined 5 basis points. We continue to make substantial progress improving the retail franchise with increases in households, increasing the average balance per household, and improving deposit mix. These results have had a positive impact on the net interest margin.

Growing our net interest income remains our focus and we believe we can continue to generate growth even in this low rate environment. The primary opportunities for growth in net interest income or margins remains an improved earning asset mix in favor of loans and further growth in core customer funding. Continuing to reduce the cost of interest bearing liabilities will produce limited impact. This number declined only 2 basis points link-quarter, so we must remain focused on growing our checking and core deposit franchise and improving our loan production.

As we highlighted in the slides on seven through nine, we continue to improve credit quality and bring down credit costs, and we don’t see much in the way of any bumps in the road ahead. New credit inflows are down and stable, and the level of substandard or problem loans is getting quite low and quite granular.

In closing, I will say we projected last quarter on the call that commercial loan production would improve, and it did. Investments in business bankers should result in further improvement in the second half of the year, although we’re expecting a little softening in the upcoming summer quarter. Our noninterest income is growing at over 20 percent as supported by both household growth and services per household. We remain focused on managing core operating expenses, both through cost cutting and investments; and we believe we have further opportunities to increase revenues, which will lead to a lower efficiency ratio.

With that, I’ll turn the call back to Denny for any questions.

Dennis S. Hudson, III: Thank you, Bill. And again, as I said at the outset, I think we’re off to a good start in 2013. We’re right where we thought we would be, and we look forward to continuing to report progress in the next couple of quarters.

With that, I’ll open the call to a few questions.

Question & Answer Section:

Operator: And thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or hash key. If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone.

And we have our first question from Michael Rose with Raymond James. Please go ahead.

Michael Rose: Hey, good morning, guys. How are you?

Dennis S. Hudson, III: Good morning, Michael.

William R. Hahl: Good morning.

Michael Rose: Hey, just wanted to get an update on the DTA recapture with criticized and classified to Tier 1, where it is and where it has been now for a couple quarters. Can you give us kind of the timeline there based on what we’ve seen out of a couple other banks more recently? And then beyond that, what the plans would be for the remarketed TARP funds as we move into 2014.

Dennis S. Hudson, III: Right. Well first of all, with regard to the DTA, all I can tell you is we are working with our accountants to answer the question you just asked, and I guess we are of the belief that our earnings are a little cleaner today. We’ve had actually, technically speaking, nine out of the last 10 quarters have produced positive earnings. We think over the last four quarters, adjusting for some of the cost-outs that we announced at the end of the year, we’ve had much improved earnings, and I think we’re getting close. I would also point out that you can do the math yourself, Michael, and we come out of a three-year cumulative loss next quarter, which is a big piece of negative evidence that goes away in the calculus. So I think we indicated in the release that we thought it could happen as soon as the second half of this year. Wish I could give you better insight, but that’s kind of where we are on that.

With respect to the preferred stock that is outstanding, as you know, that rate ratchets up later in the first quarter, and we continue to look at alternatives and think about that. Key here is for our earnings to continue to improve, and our regulatory status to improve, and we think we are on target with both of those items as well as, of course, the impact of a DTA recapture. I think as those all come together, potentially later this year, we’ll be in a stronger position to deal with that issue.

Michael Rose: Okay, that’s helpful, and then two follow-ups, if I could. Could you just… And I assume it’s because of this quarter’s growth, but the commercial pipeline, obviously, first to second was down. Can you give us some confidence or some guidance into that rebuilding of the pipeline as we move into the back half of the year. And then…

Dennis S. Hudson, III: Well we… Go ahead.

Michael Rose: And then secondarily, if you could just address the Accelerate program that you guys have put into place, that would be helpful. Thanks.

Dennis S. Hudson, III: Great. Thanks. Well with respect to the pipeline, we’ve been reporting for some quarters now the progress on building the pipeline. And in the slide deck on page five, you can see that we had a great quarter in Q2 in terms of closings for commercial, but not to be lost was the tremendous growth we had on the consumer side as well with a very, very strong residential market. We see those trends continuing into the second half of the year. But we are mindful that we’re also going into the depth of the summer season and we tend to find it a little more difficult to get activity to the table in the summer quarter. We’re going to have another great quarter, we think, but we’re mindful that it’s a summer quarter. So I think the long-term trends continue. The pipeline, as you noted, is down a little bit at the end of Q2 for commercial. I would tell you things continue to look very solid on the consumer side. We’ve focused our attention, as I said for many quarters, away from the refi market on the consumer side, which puts us in a more stable position, we think, to generate continued residential volume, given the very hot market that now exists for residential transactions in Florida.

And there was another—oh, and then you mentioned our Accelerate program. We’re again having good success in South Florida and in the Orlando market with teams that we’ve acquired into our Accelerate business program. We’ll have more to say on that over the next couple of quarters as we get even more growth and success behind us, but the program’s going well. We’re very pleased with the results, particularly those that you can see on page five. We have plans to continue to grow over the balance of this year.

Michael Rose: Great. Thanks for taking my questions.

Dennis S. Hudson, III: Thanks.

Operator: I’m standing by for further questions. As a reminder, if you have a question, please press star then one on your touchtone phone, and we have no further questions at this time. I will now turn the call back over to Dennis Hudson for closing remarks. Oh, I’m so sorry. We did have a last minute arrival. Are we able to take a question?

Dennis S. Hudson, III: Sure. That’d be great.

Operator: Thank you. We have Marc Heilweil with Spectrum Advisory. Please go ahead.

Marc Heilweil: Yes, I was just wondering if you want to comment on the withdrawal of Cap Gen’s application to raise its ownership up to 25 percent. What was behind that?

Dennis S. Hudson, III: Yeah, thanks for the question. I don’t think their interest in Seacoast has changed at all. I think the application was reviewed because of some technical issues that they’re addressing. I wouldn’t read anything at all into that change.

Marc Heilweil: All right, Dennis, thanks very much for your comments. Bye.

Dennis S. Hudson, III: Great.

Operator: And I see no further questions in queue at this time.

Dennis S. Hudson, III: Great. Well thank you very much for attending today. We look forward to reporting on continued progress next quarter.

Operator: And thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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